Exhibit 21

COCA-COLA BOTTLING CO. CONSOLIDATED

LIST OF SUBSIDIARIES AS OF JANUARY 03, 2016

Legal Name	State/Country & Date Inc/Organized	Owned by	Ownership%

CCBCC, Inc.	Delaware 12/20/93	Consolidated	100%

CCBCC Operations, LLC	Delaware 10/15/2003	Consolidated	100%

Chesapeake Treatment Company, LLC	North Carolina 6/5/95	Operations	100%

Coca-Cola Ventures, Inc.	Delaware 6/17/93	Consolidated	100%

Consolidated Beverage Co.	Delaware 1/8/97	Consolidated	100%

Consolidated Real Estate Group, LLC	North Carolina 01/04/2000	Consolidated	100%

Data Ventures, Inc.	North Carolina 09/25/2006	Consolidated	100%

Heath Oil Co., Inc.	South Carolina 9/9/86	Operations	100%

TXN, Inc.	Delaware 01/03/90	Data Ventures Inc.	100%

Tennessee Soft Drink Production Company	Tennessee 12/22/88	Operations	100%

Piedmont Coca-Cola Bottling Partnership	Delaware 07/02/93	CC Ventures	77.326%

CCBC of Wilmington, Inc.	Delaware 06/17/93	Piedmont	100%

Swift Water Logistics, Inc.	North Carolina 04/24/2006	Consolidated	100%

Data Ventures Europe BV	Netherlands 01/23/2007	Data Ventures Inc.	100%

Equipment Reutilization Solutions, LLC	North Carolina 04/12/2010	Operations	100%

Red Classic Services, LLC	North Carolina 11/19/2010	Consolidated	100%

Red Classic Equipment, LLC	North Carolina 11/19/2010	Red Classic Services	100%

Red Classic Transportation Services, LLC	North Carolina 11/19/2010	Red Classic Services	100%

COCA-COLA BOTTLING CO. CONSOLIDATED

LIST OF SUBSIDIARIES AS OF DECEMBER 28, 2014

Legal Name	State/Country & Date Inc/Organized	Owned by	Ownership%

Red Classic Transit, LLC	North Carolina 11/19/2010	Red Classic Transportation	100%

Red Classic Contractor, LLC	North Carolina 11/19/2010	Red Classic Transportation	100%